China Education Alliance Announces First Quarter 2010 Financial Results

-- First Quarter Revenue up 5% Year-over-Year

-- First Quarter Net Income up 11.7% Year-over-Year

HARBIN, China, May 12 /PRNewswire-Asia-FirstCall/ -- China Education Alliance, Inc. (NYSE: CEU) today announced financial results for the first quarter ended March 31, 2010. The Company will host a conference call Wednesday, May 12, 2010, at 10:00 a.m. EDT to discuss these results.

Financial Highlights for the First Quarter ended March 31, 2010
--	Total revenue increased 5.0% year-over-year to $8.62 million, compared to revenue of $8.20 million in the first quarter of fiscal 2009.
--	Gross profit rose 12.3% to $6.83 million or 79.3% of sales, compared to 74.2% of sales, or $6.09 million, in the first quarter of 2009.
--	Operating income increased 15.7% year-over-year to $3.90 million, compared to an operating income of $3.37 million in the first quarter of 2009.
--	Net income increased 11.7% year-over-year to $3.66 million, compared to net income of $3.28 million in the first quarter of fiscal 2009.
--	EPS was $0.12 per fully diluted share, compared to EPS of $0.13 per fully diluted share in the first quarter of fiscal 2009.

Xiqun Yu, Chairman and Chief Executive Officer of China Education Alliance, commented:  "We are pleased to again report solid revenue and earnings growth driven largely by strong demand for our exam-oriented training services and our vocational training programs in China. We remain optimistic about the opportunities for continued growth in both the supplemental education resources and in IT and professional training programs offered through our vocational centers. We remain focused on our expansion efforts and also marketing strategies to develop our core businesses. We continue to expect 30 percent revenue growth for the full year 2010, based on the strong demand for our online educational services and our vocational training services."

Financial results for the first quarter ended March 31, 2010
China Education Alliance reported total revenue of $8.62 million for the first quarter ended March 31, 2010, an increase of 5.0% compared to $8.20 million for the first quarter of 2009. The Company's online education business generated 60.7% of its total revenue in the first quarter of 2010 compared to 58.9% for the same prior-year period. Its training center business generated 33.2% of total revenue in the first quarter of 2010 compared to 31.0% for the same prior-year period; its advertising business division generated the remaining 6.1% of total revenue in the first quarter of 2010, compared to 10.1% for the same prior-year period.
Online education revenue was $5.23 million for the first quarter of 2010, increasing 8.3% from $4.83 million in the first quarter of 2009.
Training center revenue in the first quarter of 2010 was $2.86 million, up 12.2% from $2.55 million in the first quarter last year. The increase was due to new programs and courses added at the Company's IT training center in Harbin.
Other revenues were approximately $0.53 million for the first quarter of 2010, a decrease of 36.0% from $0.83 million in the first quarter last year. Other revenues comprise only about 6.1% of total revenue.
Net income for the first quarter of 2010 was $3.66 million, representing an increase of 11.7% over first quarter 2009 net income of $3.28 million. Diluted earnings per share was $0.12, compared with $0.13 in the same period last year.
Operating income in the first quarter of fiscal 2009 increased to $3.90 million, from $3.37 million in the same period a year ago. Operating margin was 45.3% in the first quarter of fiscal 2010.
Overall cost of sales decreased 15.7% to $1.79 million in the first quarter of fiscal 2010, compared to $2.12 million for the same period in fiscal 2009. Gross profit increased to $6.83 million in the first quarter of fiscal 2010, an increase of 12.3% from $6.09 million for the same quarter in fiscal 2009. Gross margin for the first quarter of fiscal 2010 was 79.3%, as compared to 74.2% for the same quarter a year ago. The online education gross margin increased to 78.7% in the first quarter of fiscal 2010 from 75.2% for the same period in fiscal 2009. The training center gross margin increased to 77.9% for the first quarter of fiscal 2010 from 66.1% for the same period last year. Other revenues' gross margin was 92.3% in the first quarter of fiscal 2010, little change from 93.3% in the first quarter of last year.
Selling expenses increased 1.4% to approximately $2.24 million for the first quarter of fiscal 2010, compared to $2.21 million in the first quarter of 2009. General and administrative ("G&A") expenses were approximately $0.45 million for the first quarter of fiscal 2010, an increase from $0.25 million in the first quarter of fiscal 2009, primarily due to increases in some non-cash expenses (stock-based compensation), office expenses, and professional fees in the first quarter of fiscal 2010 compared to the prior year. As a percentage of revenue, G&A expenses at 5.3% increased in the first quarter of fiscal 2010 from 3.1% in the same period of last year.

Financial Condition
As of March 31, 2010, China Education Alliance had approximately $68.57 million in cash and cash equivalents, $70.20 million in working capital, and no long-term debt. Shareholders' equity at March 31, 2010 was approximately $79.30 million, an increase from approximately $75.34 million at March 31, 2009.

Business Outlook
China Education Alliance believes the education industry in China will remain a fast-growth sector. The Company has experienced rapid growth by providing online and onsite, supplemental educational training services to students ages 6 to 18 and vocational training services to adults ages 18 and up.
On February 4, 2010, the Company announced the first of several planned acquisitions for 2010, the acquisition of the Beijing Shifan Culture Communication Co., Ltd. and, as a consequence, the establishment of a new entity, Beijing New Shifan Education & Technology. Beijing Shifan's publication, the "Senior High School Students Mathematic, Physics, and Chemistry" magazine, which is endorsed by the China's Ministry of Education, and its popular nationwide academic contest for middle school and high school students, is expected to accelerate the marketing efforts of the Company and provide a platform to access markets nationwide.
For students ages 6 to 18, the Company provides downloadable course material and test papers online and classroom instructions onsite. All the online course material and test papers and onsite classroom instructions are provided by famed instructors in the People's Republic of China, with the purpose of helping the students pass the two most important exams during their academic life: the high school and college entrance exams.
For adults ages 18 and up, the Company provides various vocational training including IT and other professional training programs.

    China Education Alliance has two primary business lines:

    1. Exam-Oriented Primary and Secondary School Supplemental Education: The Company provides online educational resources for primary and secondary students to download through the Internet, and offers onsite training by highly regarded instructors. Currently, the Company has expanded its business network from Heilongjiang province to Jilin, Liaoning and Inner Mongolia provinces. While the Company plans to penetrate into new areas, it will continue to explore and increase online market share in these four provinces. The Company's online educational resources are provided through its website, http://www.edu-chn.com. This website is a comprehensive education network platform that utilizes video-on-demand technology and houses a large database that includes more than 350,000 exams and test papers, as well as courseware for secondary and elementary schools.

2. Vocational Training: The Company operates various vocational training programs through onsite training at its main center in Harbin and online services, as well as through its strategic partnerships with professional organizations such as the National Association of Vocation Education Society of China (NAVEC). The Company will focus on its Heilongjiang-based, self-run vocational education market, which includes IT training and other professional training programs.

"We will continue to focus on expanding our online educational product offerings and vocational training services into more provinces of the rapidly developing Northeast region of China, leveraging the nation-wide contest of Beijing New Shifan Education & Technology. We continue to remain committed to our expansion goals in 2010, and will continue to pursue acquisitions and strategic partnerships that improve our outreach efforts and expand our brand nationally. We remain very confident that our marketing and expansion efforts, combined with the strong demand in China's education and vocational training sectors will support continued growth in 2010," said Mr. Xiqun Yu.

Conference Call and Webcast Details
The company will hold a conference call on Wednesday, May 12, 2010 at 10:00 a.m. EDT (7:00 a.m. Pacific Daylight time) to discuss financial results for the first quarter ended March 31, 2010.
To participate in the call, please dial (877) 941-4774, or (480) 629-9764 for international calls, approximately 10 minutes prior to the scheduled start time. Interested parties may also listen via a live Internet webcast, which can be found at the Company's website at http://www.chinaeducationalliance.com , or alternately at http://ViaVid.net .
A replay of the call will be available for two weeks from 1:00 p.m. EDT on May 12, 2010, until 11:59 p.m. EDT on May 26, 2010. The number for the replay is (800) 406-7325. The passcode for the replay is 4299854. In addition, a recording of the call will be available via the company's website at http://www.chinaeducationalliance.comfor one year ..

About China Education Alliance, Inc.
China Education Alliance, Inc. ( http://www.chinaeducationalliance.com ) is a fast-growing, leading, China-based company offering high-quality education resources and services to students ages 6 to 18 and adults (university students and professionals) ages 18 and over. For students ages 6 to 18, China Education Alliance offers supplemental, online exam-oriented training materials and onsite, exam-oriented training and tutoring services. The company provides online, downloadable famous-teacher resources and onsite, personalized instruction. All resources and tutoring services are provided by famous teachers within mainland China. The purpose of online exam-orientated resources and onsite tutoring is to help Chinese students (ages 6 to 18) pass the two most important and highly competitive exams in their educational career:  the senior high school entrance and college entrance exams. For graduates and professionals age 18 and over, China Education Alliance provides vocational training including IT and several professional training programs.

Safe Harbor Statement
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the company for growth, the Company's planned expansion in 2010 and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs and are not a guarantee of future performance but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the education industry, pricing and demand trends for the Company's products, changes to government regulations, risk associated with operation of the Company's new facilities, risk associated with large scale implementation of the company's business plan, the ability to attract new customers, ability to increase its product's applications, cost of raw materials, downturns in the Chinese economy, the adoption by consumers of its new game business, the unproven advertising model that is dependent on attracting a large game user base, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Investors are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release, readers are cautioned not to place undue reliance on any of them and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

China Education Alliance, Inc. and Subsidiaries
Consolidated Balance Sheets

	March 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$68,566,927	$65,035,332
Accounts receivable	992,539	1,274,727
Prepaid expenses	2,352,580	2,692,310
Total current assets	71,912,046	69,002,369

Property and equipment, net	6,338,616	6,589,982
Intangibles and capitalized software, net	1,492,278	737,761
Advance on acquisition	932,000	932,000
Long-term investment	339,589	341,686
	$81,014,529	$77,603,798
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$840,419	$1,255,991
Deferred revenues	870,051	1,008,884
Total current liabilities	1,710,470	2,264,875

Stockholders' Equity
Preferred stock ($0.001 par value, 20,000,000 shares authorized, 0 and 4,502,142 issued and outstanding, respectively, aggregate liquidation preference of 0 and $1,665,793, respectively)	--	1,867,644
Common stock ($0.001 par value, 150,000,000 shares authorized, 31,654,581 and 30,040,954 issued and outstanding, respectively)	31,655	30,041
Additional paid-in capital	40,513,924	38,231,623
Statutory reserve	3,016,143	3,016,143
Accumulated other comprehensive income	2,813,652	2,886,087
Retained earnings	33,707,559	30,044,687
Stockholders' equity - China Education Alliance, Inc. and Subsidiaries	80,082,933	76,076,225
Noncontrolling interests in subsidiaries	(778,874)	(737,302)
Total stockholders' equity	79,304,059	75,338,923
	$81,014,529	$77,603,798

China Education Alliance, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	March 31,
	2010	2009
Revenues
Online education revenues	$5,231,063	$4,829,488
Training center revenues	2,857,197	2,547,099
Other Revenues	529,474	827,492
Total revenue	8,617,734	8,204,079

Cost of Goods Sold
Online education costs	1,113,558	1,199,107
Training center costs	631,969	864,650
Other costs	40,777	55,139
Total cost of goods sold	1,786,304	2,118,896

Gross Profit
Online education gross profit	4,117,505	3,630,381
Training center gross profit	2,225,228	1,682,449
Other gross profit	488,697	772,353
Total gross profit	6,831,430	6,085,183

Operating Expenses
Selling expenses	2,240,954	2,210,688
Administrative	454,193	254,751
Depreciation and amortization	232,811	245,453
Total operating expenses	2,927,958	2,710,892

Other Income (Expense)
Other income	18,893	--
Interest income	46,693	22,756
Investment loss	(1,530)	(411)
Total other income	64,056	22,345

Net Income Before Provision for Income Tax	3,967,528	3,396,636
Provision for Income Taxes	343,179	167,155

Net Income	3,624,349	3,229,481
Net loss attributable to the noncontrolling interests	(38,523)	(49,326)
Net Income - attributable to China Education Alliance, Inc. and Subsidiaries	$3,662,872	$3,278,807

Basic Earnings Per Share	$0.12	$0.15
Diluted Earnings Per Share	$0.12	$0.13

Basic Weighted Average Shares Outstanding	31,323,734	21,892,631
Diluted Weighted Average Shares Outstanding	31,389,803	24,425,179

The Components of Other Comprehensive Income
Net income	$3,662,872	$3,278,807
Foreign currency translation adjustment	(72,435)	(38,084)

Comprehensive Income	$3,590,437	$3,240,723

China Education Alliance, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities
Net Income	$3,662,872	$3,278,807
Adjustments to reconcile net income to net cash provided by Operating activities
Depreciation and amortization	447,516	287,338
Stock based compensation	78,865	1,518
Loss on equity investment	2,097	411
Loss attributable to the Noncontrolling interests	(38,523)	(49,326)
Net change in assets and liabilities
Account receivables	282,188	(862,796)
Prepaid expenses and other	339,730	1,088,961
Advances to related parties	--	162,894
Accounts payable and accrued liabilities	(415,572)	121,739
Deferred revenue	(138,833)
		(85,191)
Net cash provided by operating activities	4,220,340	3,944,355

Cash flows from investing activities
Purchases of property and equipment	(72,973)	82,584
Acquisition of intangible asset	(877,694)	--
Long-term investment	--	227,964
Net cash used in investing activities	(950,667)	310,548

Cash flows from financing activities
Warrants exercised	298,749	--
Options exercised	38,657	--
Net cash provided by financing activities	337,406	--

Effect of exchange rate	(75,484)	(38,084)

Net increase in cash	3,531,595	4,216,819

Cash and cash equivalents at beginning of year	65,035,332	23,418,098

Cash and cahs equivalents at end of year	$68,566,927	$27,634,917

Supplemental disclosure of cash flow information
Taxes paid	$1,274,074	--

Non-cash investing and financing activities
Conversion of preferred stock to common	$1,867,644	--

    This information is intended to be reviewed in conjunction with the Company's filings with the Securities and Exchange Commission.

    For more information, please contact:

    At the Company:
     Zack Pan, CFO
     China Education Alliance, Inc.
     Tel:   +1-405-315-9987
     Email: zackpan08@gmail.com

    Investor Relations:
     RedChip Companies, Inc.
     Jon Cunningham
     Tel:   +1-800-733-2447 x107
     Email: info@redchip.com
     Web:   http://www.RedChip.com

SOURCE  China Education Alliance, Inc.